EXHIBIT 99.1
Financial News Release
For Immediate Release

Contact Information:	Investor Inquiries	Media Inquiries
	Richard Brooks	Chris Bright
	Pixelworks, Inc.	Pixelworks, Inc.
	Tel: (408) 200-9210	Tel: (503) 454-1770
	E-mail: rbrooks@pixelworks.com	E-mail: cbright@pixelworks.com
Web site: www.pixelworks.com
Pixelworks Names Richard M. Brooks Interim CFO
     Tualatin, Ore., April 9, 2007 — Pixelworks, Inc. (NASDAQ:PXLW), an innovative provider of powerful video and pixel processing technology for advanced televisions and digital projectors, announced today that Richard M. Brooks has joined the company effective April 3, 2007, as interim Chief Financial Officer. Mr. Brooks will serve on an interim basis until a permanent CFO is named.
     Mr. Brooks has more than 25 years of experience in a variety of sectors including software, healthcare, high tech, manufacturing, telecommunications and biotech. He has recently worked as a partner at Tatum LLC, an executive services firm, and has experience in implementing corporate restructuring plans.
     “Adding Rich to our executive team will enable management to maintain its focus on restructuring the company while we continue our thorough search for a permanent CFO,” said Hans Olsen, President and CEO of Pixelworks. “He is a seasoned professional with extensive experience ranging from start-ups to public companies and will bring a fresh perspective to our management team.”
About Pixelworks, Inc.
     Pixelworks, headquartered in Tualatin, Oregon, is an innovative provider of powerful video and pixel processing technology for manufacturers of advanced televisions and digital projectors. Pixelworks’ flexible design architecture enables our unique technology to produce outstanding image quality in our customers’ display products in a range of solutions including system-on-chip ICs, co-processor ICs and discrete chips. At design centers in Shanghai and San Jose, Pixelworks engineers relentlessly push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide.
     For more information, please visit the company’s Web site at www.pixelworks.com.
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